Exhibit 99.1

Yuma Energy, Inc.

NEWS RELEASE

 Yuma Energy, Inc. Reports Updated Corporate Developments

HOUSTON, TX – (PR Newswire – May 21, 2019) – Yuma Energy, Inc. (NYSE American: YUMA) (“Yuma” or the “Company,” “we” or “our”) announced today that on May 20, 2019, it filed its quarterly report on Form 10-Q for the three months ended March 31, 2019 with the Securities and Exchange Commission (“SEC”). Investors and stockholders may obtain our Form 10-Q, Form 10-K and other documents filed with the SEC free of charge at the SEC’s website, www.sec.gov. In addition, copies of our filings are available on our website at www.yumaenergyinc.com.

Recent Developments
On April 26, 2018, the Company closed the previously announced sale of our California assets for $2.1 million, resulting in net proceeds of $1.8 million. Approximately $1.2 million was applied against the principal of our outstanding debt, and the balance ($0.6 million) provided working capital to the Company.

On March 1, 2019, Mr. Anthony C. Schnur was appointed Chief Restructuring Officer, and on March 28, 2019, he was appointed Interim Chief Executive Officer of the Company following the departure of Mr. Sam L. Banks. On April 5, 2019, Mr. Schnur was further appointed Interim Chief Financial Officer in addition to his other duties. As reported, Mr. Schnur will not receive any additional compensation for the incremental duties.

The Company believes that with the leadership and management of Mr. Schnur, it has the requisite experience and expertise in place to affect a restructuring of its business operations and its balance sheet; however, significant uncertainty exists as to the viability of a restructuring and the Company’s ability to continue as a going concern.

During the first quarter and continuing to date, the Company has taken significant steps to reduce corporate overhead. These reductions will be reflected in the Company’s second quarter results. Additional cost cutting measures are being considered and will be implemented when determined that those reductions will not impair the Company’s ability to reasonably manage the business.

In addition, the Company is conducting a comprehensive review of its operations, particularly regarding those wells and facilities with high operating costs. Funds allocated to field work will be directed toward those activities that provide short payback periods, maintain production levels, or provide additional production from higher margin operations. We do not anticipate our activities will include expensive workovers or the drilling of new wells through the restructuring process.

Multiple options to restructure the Company are being investigated and pursued. These include, but are not limited to, restructuring the Company’s credit facility, which may involve the sale of our existing commercial bank loan to a third party, sales of additional properties, or acquisitions from or with a financial sponsor to create a larger company with greater operating activities. The Company is engaged in various discussions on these fronts and continues to work with Seaport Global Securities LLC, an investment banking firm, to advise the Company on its strategic alternatives.

Please refer to our recently filed Quarterly Report on Form 10-Q for the three months ended March 31, 2019 and our Annual report on Form 10-K for the year ended December 31, 2018, and all our filings with the SEC for further information.

Management Comments
Mr. Anthony C. Schnur, Interim Chief Executive Officer and Chief Restructuring Officer stated, “We are acting swiftly and diligently to identify an actionable restructuring solution to better position the Company for the future benefit of all stakeholders. We are committed to this process and pursuing a strategy and resulting transaction which may include additional asset sales, one or more acquisitions, restructured debt facilities, equity financings and/or a corporate merger. We believe that a successful resolution to Yuma’s financial circumstances will require not only improving cash flow margins, but a likely blend of debt refinancing and asset combinations.”

Continuing Uncertainty
The Company’s audited consolidated financial statements for the year ended December 31, 2018, included a going concern qualification. The risk factors and uncertainties described in our SEC filings for the year ended December 31, 2018 and the quarter ended March 31, 2019, as well as continuing events of default under our credit agreement, and our substantial working capital deficit of approximately $40.0 million as of March 31, 2019, including approximately $34.0 million of bank debt, continue to raise substantial doubt about the Company's ability to continue as a going concern.

Other Matters
Finally, as previously reported, the Company received a deficiency letter from the NYSE American stock exchange (“NYSE American”) indicating the Company’s common stock has been selling for a low price per share for a substantial period of time, and the Company must demonstrate an improved share price or effect a reverse stock split of its common stock by no later than July 4, 2019, in order to maintain the listing of the Company’s common stock on the NYSE American. The Company could be subject to immediate de-listing should the stock price decline to $0.06. The NYSE American notification of continued listing deficiency does not affect the Company’s business operations or its SEC reporting obligations. At present, the Company intends to affect a reverse stock split to maintain its listing, pending the approval of our shareholders at our annual meeting scheduled for June 12, 2019.

About Yuma Energy, Inc.
Yuma Energy, Inc., a Delaware corporation, is an independent Houston-based exploration and production company focused on acquiring, developing and exploring for conventional and unconventional oil and natural gas resources. Historically, the Company’s activities have focused on inland and onshore properties, primarily located in central and southern Louisiana and southeastern Texas. Its common stock is listed on the NYSE American under the trading symbol “YUMA.”

Forward-Looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Any and all statements that are not strictly historical statements constitute forward-looking statements and may often, but not always, be identified by the use of such words such as “expects,” “believes,” “intends,” “anticipates,” “plans,” “estimates,” “potential,” “possible,” or “probable” or statements that certain actions, events or results “may,” “will,” “should,” or “could” be taken, occur or be achieved. The Company’s annual report on Form 10-K for the year ended December 31, 2018, quarterly reports on Form 10-Q, recent current reports on Form 8-K, and other SEC filings discuss some of the important risk factors identified that may affect its business, results of operations, and financial condition. The Company undertakes no obligation to revise or update publicly any forward-looking statements, except as required by law.

For more information, please contact
Anthony (“Tony”) Schnur
Interim Chief Executive Officer, Chief Restructuring Officer
Yuma Energy, Inc.
1177 West Loop South, Suite 1825
Houston, TX 77027
Telephone: (713) 968-7000

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